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                                                                EXHIBIT 1(A5)(c)


               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY

                                      RIDER

                        GUARANTEED MINIMUM DEATH BENEFIT

POLICY NUMBER                            RIDER ISSUE DATE



     This Rider is attached to and made part of this Policy.

     If during the term of this Rider, the Net Cash Surrender Value of the Policy to which it is attached is not sufficient to cover the monthly deductions, we will determine if the Minimum Guarantee Premium has been paid. If the Minimum Guarantee Premium has been paid while this Rider is in effect, the Policy will not go into the Grace Period as described in the Policy. If the Minimum Guarantee Premium has not been paid while this Rider is in effect, the Grace Period will begin.

     To determine whether the Minimum Guarantee Premium has been paid, the sum of the premiums paid into the Policy less any partial withdrawals and outstanding loans must equal or exceed the Minimum Guarantee Premium.

DEATH BENEFIT GUARANTEE PERIOD. This Rider is in effect until the Policy Anniversary nearest the Older Insured's Attained Age 70 or 10 years after the Policy Date as shown on page 3 of the Policy Schedule, whichever is later.

COST. The cost of this Rider is $0.01 per $1,000 of Face Amount of the Policy to which this Rider is attached. This amount will be included in the monthly deductions for this Policy. The monthly deduction for this Rider will cease upon the termination of this Rider.

TERMINATION. This Rider will terminate:

     1.   upon written request;

     2. upon surrender or other termination of the Policy to which it is attached;

     3. at the Policy Anniversary nearest the Older Insured's Attained Age 70 or 10 years after the Policy Date as shown on page 3 of the Policy Schedule, whichever is later; or

     4.   if the Death Benefit Option of the Policy is changed to Option B.



Attached by Providentmutual Life Insurance Company of America on the issue date of this Rider.

                                                       /s/ Illegible
                                                       President
                                                                         (11.96)
Form PLC320